EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-84304, 33-49462, 333-10795, 333-66425, 333-87007 and 333-97491) and Form S-3 (File No. 33-66234) of Oneida Ltd. of our report dated May 12, 2006, except for Notes 16 and 17, as to which the date is August 31, 2006, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K for the fiscal year ended January 28, 2006. We also consent to the incorporation by reference to our reports dated May 12, 2006 relating to the effectiveness of Oneida Ltd. and subsidiaries’ internal control over financial reporting and financial statement schedules, which appear in this Form 10-K.

/s/ BDO SEIDMAN, LLP
New York, New York

September 6, 2006